AGREEMENT AND GENERAL RELEASE

Jeff Wood (“Employee”) and Ruby Tuesday, Inc. (“RTI” or the “Company”), a Georgia corporation, enter into this Agreement and General Release ("Agreement") and agree as follows:

1.           Termination Date.  Employee ceased to be employed by the Company on July 24, 2014 ("Termination Date").

2.           Payment to Employee.  In consideration of the releases, waivers, representations and obligations by Employee contained in this Agreement, the Company will pay to Employee a sum equal to Four (4) weeks of Employee’s regular gross base salary, less required deductions (“Severance Payment”). The Severance Payment will be paid within fifteen (15) days following the Effective Date (as defined in Section 17(b) below.) The one-time severance payment will be in the gross amount of Twenty-Five Thousand Dollars and 00/100 ($25,000.00) subject to reduction for all required withholdings and deductions.

3.           Continuation of Health Insurance; Other Benefits.  Employee's health insurance terminated on July 24, 2014, unless employee elects to extend coverage under and pursuant to COBRA. The Company provided Employee with information covering health insurance continuation under COBRA under separate cover.  Except as otherwise provided, all other benefits ceased as of the Termination Date.  The following is a general summary of certain benefit plans available to Employee; however, in the event of any conflict between this summary and the below referenced plan documents and agreements, the latter will govern:

a.           Salary Deferral Plan / Deferred Compensation Plan.  If Employee participated in the Ruby Tuesday, Inc. Salary Deferral 401(k) Plan or the Deferred Compensation Plan, Employee may receive monies in accordance with the terms of those plans, but Employee will not be allowed to make any contributions or receive Company matching contributions under these plans with respect to any compensation otherwise payable to Employee following the Termination Date.  Employee is responsible for repayment of any loan taken against his/her 401K Plan.

b.           Credit Union.  If Employee is currently a member of the Family Security Credit Union, Employee may continue to participate in that program, subject only to observing the terms of the written agreement governing participation.

c.           Equity Awards.  Exhibit A to this Agreement contains a complete list of Employee’s outstanding Company-granted equity awards.  Employee is not eligible for any Company-granted equity awards following the Termination Date.  Employee’s rights under the outstanding Company-granted equity awards are controlled by the terms of the applicable written agreement.  The Company agrees not to dispute the characterization of Employee’s termination as without Cause (as that term is defined in the equity awards listed in Exhibit A).

4.           Consideration.  Employee acknowledges, agrees and understands that the Severance Payment described in Section 2 and the consideration with respect to the equity awards stated in Section 3c: (a) are not required by the Company’s policies and procedures; (b) exceed any and all pay and benefits to which Employee already may have been entitled by contract or law; (c) constitute good, valuable and sufficient consideration for this Agreement, including the waiver and release of claims; (d) would not be paid or provided but for Employee's entering into this Agreement; and (e) are in lieu of any other severance or separation payment.  Aside from the amounts to which Employee is specifically entitled under the terms of this Agreement, Employee acknowledges that Employee has been paid in full for all hours that Employee has worked for the Company and received any and all compensation, benefits and remuneration of any kind and character earned by Employee as of the date Employee signs this Agreement, including, but not limited to, wages, salary (other than salary earned since the last pay day prior to the Termination Date), benefits, bonuses, auto allowance, compensatory time off, commissions, vacation pay, personal leave, restricted stock, stock options, performance cash, and pay due under the Fair Labor Standards Act (FLSA) and the Family and Medical Leave Act (FMLA), which Employee may be entitled to receive from the Company at any time now or in the future.

 5.           General Release of Claims by Employee.
a.           Employee knowingly and voluntarily agrees to release, waive, settle, and discharge the Company and the other people and entities referred to in section 5(b) ("Releasees,") from any and all claims, charges, demands, damages, suits, liens, debts, actions or causes of action, of whatever nature in law or in equity, known or unknown, accrued or which may ever accrue, that Employee has or might have against the Releasees arising from or related to any act or omission occurring on or before the date Employee signs this Agreement.  This release is to be generally construed to release any such claim that Employee has or might have against the Releasees. The parties specifically agree, however, that the Release will not cover, and Employee expressly reserves, indemnification rights existing to him as a former officer of the Company under the Articles and Bylaws of the Company and pursuant to applicable state law and in accordance with any “D&O” policy existing for former officers of the Company.

b.           This release applies to all "Releasees" which include the Company, its parents, subsidiaries, divisions, franchisees, affiliates, employee benefit plans and arrangements, and their respective predecessors, successors and assigns, and the officers, directors, employees, agents, shareholders, underwriters, insurers, administrators, fiduciaries, and legal representatives of each of them, and their respective heirs and personal representatives.

c.           Employee understands the claims subject to and being released by Employee under section 5(a)-(b) include, but are not limited to, claims for discrimination arising under or as a result of alleged violations of (1) the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.) (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA); (2) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (Title VII); (3) the Americans with Disabilities Act (ADA); (4) the Civil Rights Act of 1866 (42 U.S.C. § 1981); (5) the Equal Pay Act (29 U.S.C. § 206(d)(1)); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Employee Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act (OSHA); (11) the Worker Adjustment and Retraining Notification Act (WARN Act); (12)  the Family and Medical Leave Act (FMLA); (13) the Ledbetter Fair Pay Act; (14) the Genetic Information and Discrimination Act; (15) the Tennessee Human Rights Act; (16) the Tennessee Disability Act; and (17) any other federal, state and local statutory or common law.

d.           Employee also understands the claims subject to and being released by  Employee under section 5(a)-(c) include, but are not limited to, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual or quasi-contractual theory (including any offer letter or employment agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, liquidated, and/or other damages, wages, salary, bonus, vacation pay, back pay, front pay, fringe benefits, penalties, interest, attorneys’ fees, costs or expenses, and any other legally recoverable category of damages or relief.

e.           This Agreement does not prevent Employee from filing any charge of discrimination with the EEOC, participating in an investigation or proceeding by the EEOC, or pursuing any claims for unemployment or workers’ compensation or claims that cannot be released by private agreement.  Employee also understands the claims subject to and being released by Employee under section 5(a)-(d) include Employee's right to claim or receive damages or other relief as a result of any charge of discrimination or other proceeding asserting such released claims, which may be filed by him or any person or entity acting on his/her behalf, and hereby assigns all his/her right, title and interest in any such damages and relief to RTI.

f.           Employee also understands that by virtue of this section 5, Employee waives his/her right to file suit for any claim Employee may have or assert against the Releasees including, but not limited to, those which may arise under the legal doctrines, laws and the statutes named in section 5(a) through (d), by virtue of Employee's employment with the Company or termination of employment from the Company.  Employee also acknowledges and understands that Employee is waiving and releasing unknown claims as well as known claims, and Employee waives any right or benefit Employee may have under any law regarding waiver of unknown claims.    However, this Agreement does not waive or release rights or claims that may arise after the date Employee signs this Agreement, including, without limitation, any rights or claims Employee may have to enforce the terms of this Agreement.  Furthermore, this Agreement does not waive Employee's right to challenge the validity of the waiver and release of ADEA claims.

6.           Acknowledgments; Representations.
a.           FMLA.  Employee acknowledges, understands and agrees that Employee has been notified of Employee’s rights under the Family and Medical Leave Act (FMLA) and state leave laws.  Employee further acknowledges, understands and agrees that Employee has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Employee has been returned to Employee’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

b.           Work-Related Injury. Employee acknowledges, understands and agrees that it is Employee’s obligation to make a timely report, in accordance with the Company’s policy and procedures, of any work-related injury or illness.  Employee further acknowledges, understands and agrees that Employee has reported to the Company’s management personnel any work-related injury or illness that occurred up to and including Employee’s last day of employment and that except as so reported, Employee has not sustained any such injury or illness.

c.           No Violations.  Employee acknowledges, understands, and agrees that Employee has no knowledge and is not aware of any other person with knowledge of any actions or inactions by any of the Releasees (including the Company) or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

d.           No Claims.  Employee represents and warrants that Employee has not filed, nor assigned to others the right to file, nor does Employee currently have pending, any complaints, charges, claims, grievances, lawsuits or other proceedings against the Company with any administrative, state, federal, or governmental entity or agency or with any court or other forum.

e.           Subpoena.  To the extent Employee receives a subpoena after the date of this Agreement relating to Employee's employment or former employment at the Company or any matter related to the Company, Employee will notify the Company within 72 hours of receipt by contacting Scarlett May, Senior Vice President and Chief Legal Officer, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.  Pursuant to section 5(d), Employee has released any right to claim or receive damages as a result of any pending charge of discrimination or other proceeding.

7.           Return of Company Property.  Employee represents and Company acknowledges that Employee has returned to a Company representative as of the Termination Date any and all Company property, Trade Secrets (as defined in section 8), and Confidential Information (as defined in section 9) currently in Employee’s possession or control, including, without limitation, all electronic property that Employee received from the Company or used in the course of employment with the Company which is Company-owned.

8.           Trade Secrets.  Employee acknowledges that Employee has had access to Trade Secrets, which are the sole and exclusive property of RTI.  "Trade secret" means information, without regard to form, including, but not limited to, technical, nontechnical or financial data, business plans and strategies, a formula, pattern, compilation, program, device, method, technique, process or plan that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Employee agrees that until the Trade Secrets become public through no wrongful act, Employee shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including, without limitation, any competitors or potential competitors of RTI.  In keeping with section 7, Employee shall not retain in written form any Trade Secret but shall return it to the Company.  The parties agree that the damages which the Company will suffer in the event of the Employee's breach of this section are not readily ascertainable and difficult to quantify and determine.

9.           Confidential Information.  Employee acknowledges that Employee has had access to Confidential Information.  The term “Confidential Information” means data and information relating to the business of RTI which does not rise to the level of a Trade Secret and which is or has been disclosed to Employee or of which Employee has become aware as a consequence of or through Employee’s employment relationship with RTI (or a subsidiary, franchisee, licensee, or affiliate of the Company); has value to RTI (or a subsidiary, franchisee, licensee, or affiliate of the Company); and is not generally known to its competitors including, without limitation, financial, loan, and bond data and strategies; employee and personnel information (including their personal information); business and marketing strategies, merger and acquisition strategies or candidates; tactics and future restaurant opening or closing schedules; menu items; processes; manuals; and technology.  Confidential Information shall not include (a) any data or information that (i) has been voluntarily disclosed to the public by RTI (except where such public disclosure was effected by Employee without authorization), (ii) has been independently developed and disclosed by others or (iii) otherwise enters the public domain through lawful means, or (b) Employee’s skills or experience developed in connection with performance of job functions. Employee agrees to maintain the confidentiality of all Confidential Information for a period of one (1) year following the Termination Date.  Employee shall not reproduce, use, distribute or disclose any Confidential Information to any other person including without limitation, any competitors or potential competitors of RTI.  In keeping with section 7, Employee shall not retain in written form any Confidential Information but shall return it to the Company.  The parties agree that the damages which the Company will suffer in the event of the Employee’s breach of this section are not readily ascertainable and difficult to quantify and determine.

10.           Nonsolicitation.  For a period of one (1) year from the Effective Date, Employee shall not, for himself/herself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of the Company (or a subsidiary, franchisee, licensee or affiliate of the Company) for employment by any third party, or induce or encourage any such employee to terminate such employment; nor will Employee knowingly provide the name of any employee of the Company (or a subsidiary, franchisee, licensee, or affiliate of the Company) for the purpose of solicitation or recruitment by any third party.  The parties agree that the damages which the Company will suffer in the event of the Employee’s breach of this section are not readily ascertainable and difficult to quantify and determine.

11.           Nondisparagement.  For a period of one (1) year from the Effective Date, Employee has not and shall not disparage the Company (or a subsidiary, franchisee, licensee, or affiliate of the Company) in any form or fashion or communicate any false or adverse information about the Company (or a subsidiary, franchisee, licensee, or affiliate of the Company) or RTI's restaurants or food products or services, orally or in writing via email, social media, or otherwise, provided that nothing herein shall prevent Employee from testifying truthfully or providing truthful information to any government agency.  The parties agree that the damages which the Company will suffer in the event of the Employee’s breach of this section are not readily ascertainable and difficult to quantify and determine.   For a period of one (1) year from the Effective Date, the Company shall not disparage or communicate any false information about Employee, Employee’s skills, work product or job performance, or the terms of this Agreement.

12.           Noncompetition.  For a period of three (3) months from the Termination Date, Employee shall not perform services similar to that which Employee performed for the Company for the following competitors:  Applebee’s, T.G.I. Friday’s, O’Charley’s, Red Robin Gourmet Burgers, Olive Garden or Outback Steak House unless Employee obtains the Company’s prior written consent.  Employee and Company agree that this limitation is reasonable and necessary to protect the business, interests and properties of the Company and that the damage which the Company will suffer in the event of Employee’s breach of this section are not readily ascertainable and difficult to quantify and determine.

13.           Confidentiality of Agreement.  Employee acknowledges, understands and agrees that Employee will not hereafter disclose any information concerning this Agreement, provided that nothing contained in this Agreement shall be construed to prevent Employee from (i) discussing the consideration paid and the terms of this Agreement with a spouse, attorneys or tax preparers or (ii) disclosing to any prospective employer Employee’s obligations set forth in sections 8 through 13, as long as they are informed of this confidentiality provision, agree to comply with its terms, and Employee takes reasonable steps to ensure that they comply. The parties agree that the damages which the Company will suffer in the event of the Employee’s breach of this section are not readily ascertainable and difficult to quantify and determine.

14.           Remedies for Employee's Breach; Liquidated Damages.  Employee acknowledges that his/her obligations set forth in sections 8 through 13 are reasonable and necessary to protect the business, interests and property of the Company and are material to this Agreement.  Therefore, the parties agree that, in the event of any breach of any such section of this Agreement and in light of the difficulty of accurately determining actual damages, Employee shall pay to the Company as liquidated damages and as a reasonable estimate of the total net detriment that the Company would suffer: Ten Thousand Dollars ($10,000.00) per violation or the total of the Severance Payment received by the Employee, whichever is less.  Employee agrees that this sum is not a penalty but is an agreed remedy for a contract breach. This liquidated damages provision shall not limit the Company from seeking temporary and permanent injunctive relief or other non-monetary relief for any breach of this Agreement.  To prevent a breach, further breach, or contemplated breach of sections 8 through 13 of this Agreement, the parties agree that the Company shall have all rights and remedies available to it by law or in equity, including by way of example and not of limitation, a temporary restraining order and temporary and permanent injunctions.

15.           Cooperation.  Employee further agrees that Employee will fully cooperate and consult with the Company, answer questions for the Company, and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Employee’s employment with the Company.  Employee agrees to assist the Company as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Company.  It is expected that at all times Employee will testify truthfully.  Employee agrees to meet at reasonable times and places with the Company’s representatives, agents or attorneys for purposes of preparing for such activities.  To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Employee’s participation in any such activities in a reasonable manner to take into account Employee’s then-current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Employee incurs for travel required by the Company with respect to those activities.

16.           Nonadmission.  This Agreement shall in no way be construed as an admission by the Company that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Company or any other party.  The Company specifically disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

17.           Information Required by the Age Discrimination in Employment Act.  The following information is provided in accordance with the Age Discrimination in Employment Act (ADEA).

a.           Time to Consider the Agreement.  Employee acknowledges that Employee shall have twenty-one (21) days from the date this Agreement is presented to him/her to consider whether to sign this Agreement, which contains a general release.  If Employee signs this Agreement sooner than twenty-one days (21) from the date this Agreement is presented to him/her, Employee agrees that Employee has waived the balance of the time to consider the Agreement.

b.           Right to Revoke.  If Employee signs this Agreement, Employee will have seven (7) additional days following the signing of the Agreement to change his/her mind and revoke acceptance of the Agreement.  To revoke the Agreement, Employee must ensure that written notice is delivered to Scarlett May, Senior Vice President and Chief Legal Officer, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801 by the end of the day on the seventh calendar day after Employee signs this Agreement.  If Employee does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the eighth (8th) day after the date you sign this Agreement (the “Effective Date”).  Whether or not Employee signs this Agreement or revokes it, Employee is no longer an employee of the Company as of the Termination Date.

18.           Attorney's Fees.  The parties to this Agreement will bear their own attorney's fees in connection with the negotiation, drafting and making of this Agreement. Employee also has released in Section 5 of this Agreement any claim Employee might have to attorney's fees.  Except as otherwise provided in this Agreement, the prevailing party shall be entitled to an award of costs and attorneys' fees, including any costs and attorneys’ fees on appeal, in any action to enforce the terms of this Agreement (including by seeking injunctive relief or rescission) or to defend a claim, lawsuit or other type of action which has been waived or released in this Agreement.

19.           Entire Agreement; Amendments; Successors.  This Agreement supersedes all other promises, agreements, representations, or understandings between Employee and the Company, and it is the intent of this Agreement that it embodies any and all promises, agreements, and understandings between Employee and the Company, except that the plan documents and agreements referenced in Section 3 remain in full force and effect.  No changes or modifications may be made in the terms stated in this Agreement unless made in writing and signed by Employee or Employee’s authorized representative and an authorized representative of the Company.  This Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors, and assigns.

20.           Governing Law and Jurisdiction.  This Agreement shall be interpreted in accordance with the laws of the State of Tennessee without regard to any choice of law or conflicts of laws provisions or principles which may direct the application of the laws of any other jurisdiction.  Venue for any dispute arising under this Agreement shall be in Blount County, Tennessee.

21.           Severability.  It is understood and agreed that if any provision or part of this Agreement is found to be unenforceable, illegal, or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Agreement shall remain fully valid and enforceable.

22.           Interpretation.  The headings in this Agreement are for reference purposes only, have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or affect the interpretation of the Agreement.  Nothing herein shall preclude Employee from enforcing or challenging this Agreement.

23.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same Agreement.  An executed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

24.           Knowing and Voluntary Agreement.  Employee knowingly, freely and without duress or promises or representations other than those specifically contained in this Agreement, enters into this Agreement, intending to be legally bound.

25.           Consult with an Attorney.  Employee is advised to consult with an attorney before signing this Agreement and General Release.  By signing this Agreement and General Release Employee gives up and waives important legal rights.

IN WITNESS WHEREOF, the parties have executed this Agreement consisting of 10 pages (with Exhibit A and Schedule 1) as of the dates noted below.

Witness	RUBY TUESDAY, INC.

/s/ Natalie Moore	/s/ Scarlett May
By: Scarlett May
Its: SVP, Chief Legal Officer & Secretary
Date: 9/19/14

Witness	EMPLOYEE

/s/ Kathy Wood	/s/ Jeff Wood
Jeff Wood

Date: 09/12/14

EXHIBIT A
OPTIONS/RESTRICTED STOCK/PERFORMANCE CASH LIST

1.	STOCK OPTION:
Grant Date	Grant Price	Description/Notes
7/24/13	$9.34	33,860 Stock Option (Right to Buy) will expire 90 days after separation.
7/24/13	$9.34	60,000 High-Performance Stock Option (Right to Buy) – forfeited at separation.

2.	SERVICE-BASED RESTRICTED STOCK:
Grant Date	Description/Notes
7/24/13	8,030 Restricted Shares – vest at separation.

3.	PERFORMANCE-BASED CASH INCENTIVE AWARD:
Grant Date	Description/Notes
7/24/13	Performance Cash Incentive forfeited as performance goals were not achieved.